Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces First Quarter 2015 Operating Results

SAN FRANCISCO, April 29, 2015 — The Federal Home Loan Bank of San Francisco today announced that its net income for the first quarter of 2015 was $474 million, compared with net income of $45 million for the first quarter of 2014.

The increase in net income for the first quarter of 2015 relative to the prior-year period reflected a $459 million gain (after netting certain legal fees and expenses) relating to settlements with certain defendants in connection with the Bank’s private-label residential mortgage-backed securities (PLRMBS) litigation.

Net interest income for the first quarter of 2015 was $130 million, down from $135 million for the first quarter of 2014. The decrease was primarily due to a decrease in earnings on invested capital because of lower average capital balances, partially offset by improved spreads on interest-earning assets, including the accretion of yield adjustments on certain other-than-temporarily impaired PLRMBS resulting from improvement in expected cash flows.

Other income/(loss) for the first quarter of 2015, excluding the gain from litigation settlements, was a loss of $27 million, compared with a loss of $48 million for the first quarter of 2014. The change reflected net fair value losses associated with derivatives, hedged items, and financial instruments carried at fair value of $19 million (compared with net fair value losses of $27 million for the first quarter of 2014), which were due to the effects of changes in market interest rates, interest rate spreads, interest rate volatility, and other market factors during the period. The change also reflected expense on derivative instruments used in economic hedges of $9 million (compared with expense of $22 million for the first quarter of 2014). Income/expense on derivative instruments used in economic hedges is generally offset by interest expense/income on the economically hedged assets and liabilities.

During the first quarter of 2015, total assets increased $2.4 billion, to $78.2 billion at March 31, 2015, from $75.8 billion at December 31, 2014. Advances increased $4.8 billion, or 12%, to $43.8 billion at March 31, 2015, from $39.0 billion at December 31, 2014. In total, 48 members increased their use of advances during the first quarter of 2015, while 64 institutions reduced their advances borrowings.

In addition, investments decreased $0.5 billion, or 2%, to $31.5 billion at March 31, 2015, from $32.0 billion at December 31, 2014, primarily as a result of principal repayments on the Bank's MBS portfolio. Cash and due from banks was $2.0 billion at March 31, 2015, a $1.9 billion decrease compared to December 31, 2014.

Accumulated other comprehensive income increased by $20 million during the first quarter of 2015, to $76 million at March 31, 2015, from $56 million at December 31, 2014, primarily as a result of improvement in the fair value of PLRMBS classified as available-for-sale.

As of March 31, 2015, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 8.0%, exceeding the 4.0% requirement. The Bank had $6.2 billion in permanent capital, exceeding its risk-based capital requirement of $3.0 billion. Total retained earnings as of March 31, 2015, were $2.8 billion.

The Bank plans to repurchase the surplus capital stock of all members and the excess capital stock of all nonmember shareholders on May 15, 2015. Surplus capital stock is defined as any stock holdings in excess of 115% of a member’s minimum capital stock requirement.

Today, the Bank’s Board of Directors declared a cash dividend on the capital stock outstanding during the first quarter of 2015 at an annualized rate of 7.67%. The dividend will total $74 million, including $13 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the second quarter of 2015. The Bank expects to pay the dividend on or about May 14, 2015.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Mar. 31, 2015	Dec. 31, 2014
Total Assets	$78,235	$75,807
Advances	43,757	38,986
Mortgage Loans Held for Portfolio, Net	680	708
Investments[1]	31,522	31,949
Consolidated Obligations:
Bonds	43,459	47,045
Discount Notes	27,794	21,811
Mandatorily Redeemable Capital Stock	383	719
Capital Stock - Class B - Putable	3,092	3,278
Unrestricted Retained Earnings	624	294
Restricted Retained Earnings	2,150	2,065
Accumulated Other Comprehensive Income/(Loss)	76	56
Total Capital	5,942	5,693

Selected Other Data at Period End	Mar. 31, 2015	Dec. 31, 2014
Regulatory Capital Ratio[2]	7.99%	8.38%

	Three Months Ended
Selected Operating Results for the Period	Mar. 31, 2015	Mar. 31, 2014
Net Interest Income	$130	$135
Provision for/(Reversal of) Credit Losses on Mortgage Loans	—	1
Other Income/(Loss)	432	(48)
Other Expense	34	32
Affordable Housing Program Assessment	54	9
Net Income	$474	$45

Selected Other Data for the Period
Net Interest Margin[3]	0.70%	0.64%
Operating Expenses as a
Percent of Average Assets	0.17	0.14
Return on Average Assets	2.51	0.21
Return on Average Equity	31.87	3.11
Annualized Dividend Rate[4]	7.11	6.67
Average Equity to Average Assets Ratio	7.88	6.74

1.
Investments consist of Federal funds sold, trading securities, available-for-sale securities, held-to-maturity securities, securities purchased under agreements to resell, and loans to other Federal Home Loan Banks.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of March 31, 2015, was $6.2 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

4.	Dividend rates reflect the dividends declared, recorded, and paid during the relevant periods.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “plans,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com